EXHIBIT 2.1


                                   SALE AND PURCHASE AGREEMENT

                                                       between

                                   NU-KOTE INTERNATIONAL, INC.

                                   incorporated in Delaware and having its
                                   principal place of business in Franklin, Tennessee (the "Seller") of the first part

                                                       and

                                   PELIKAN HARDCOPY EUROPE LIMITED
                                   incorporated in Scotland and having its
                                   registered office at 151 St. Vincent
                                   Street, Glasgow, Scotland (the
                                   "Purchaser") of the second part


                                 RECITALS


(A) The Seller owns that number of shares or other ownership interest specified in column 1 of Part 1 of the Schedule and that percentage of the issued share capital of the Companies specified in column 3 of
     Part 1 of the Schedule; and

 (B) The Seller has agreed to sell and the Purchaser has agreed to purchase all of the Seller's Shares in the Companies on the terms and conditions set out in this Agreement.

     NOW THEREFORE, in consideration of the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                          STATEMENT OF AGREEMENT

     1.        DEFINITIONS AND INTERPRETATIONS

     1.1 In this Agreement, unless otherwise provided or unless the context so requires, the following words and expressions shall have the meaning ascribed to them herein below:

     "Agreement"              Means this Sale and Purchase Agreement,
                              together with the Schedule hereto;

     "Ancillary Agreements"   Means a trademark and patent cross license
                              between the parties, a supply agreement
                              between the parties, non-compete agreement and Escrow Agreements, all in a form to be agreed upon by the parties;

     "Affiliated Companies"   Means in relation to the direct and indirect
                              subsidiaries of Nu-Kote Holding, Inc., any company which is at the relevant time a holding company of that company or a subsidiary of any such holding company as described in Part 1.1(a) of the Schedule;

     "Business Day"           Means a day on which clearing banks are open
                              for normal business in Scotland;

     "Bankruptcy Estate"      Means the estates of Nu-Kote Holding, Inc.,
                              the Seller, Future Graphics, Inc., Nu-Kote
                              Imaging International, Inc., Nu-Kote
                              Imperial, Inc., International Communication
                              Materials, Inc. and Nu-Kote Latin America,
                              Inc. as debtors in possession in Case No.
                              398-10600 in the United States Bankruptcy
                              Court, Middle District of Tennessee,
                              Nashville Division;

     "Companies"              Means the companies specified in Part 1.1(b)
                              of the Schedule;

     "Completion"             Means the Completion of the sale and
                              purchase of the Shares and of the other
                              matters set out in this Agreement, at the Completion Date in accordance with the provisions of Clause 4;

     "Completion Date"        Means such date as may be mutually agreed
                              between the parties hereto;

     "Directors"              Means the respective board members, deputy
                              board members and managing directors on the date hereof of Seller, Holding and each of the Group Companies, as the case may be, all as set forth in Part 1.1(c) of the Schedule;

     "Escrow Agreements"      Means the agreements between the parties
                              hereto relating to the payment and further terms relating to the Escrow Amount;

     "Escrow Amounts"         Means USD 3,280,000, plus any amount to be
                              held in escrow as contemplated by Clause 3.2 hereof;

     "Group Companies"        Means the Companies and the Subsidiaries and
                              "Group Company" means any one of them;

     "Holding"                Means Nu-kote Holding, Inc., a Delaware
                              corporation that is the parent corporation of Seller;

     "Intellectual Property
       Rights" Means, whether registered or not, any right to any patents, trademarks, registered designs, business names, applications for registration of any of the foregoing, copyrights, know-how and any similar rights in any country including unpatentable inventions and trade secrets and all rights under licenses and consents in relation to any of the foregoing;

     "Purchaser's
       Solicitors"            Means Maclay Murray & Spens of 151 St.
                              Vincent Street, Glasgow G2 5NJ, Scotland;

     "Schedule"               Means the Schedule in three parts annexed
                              hereto. To the extent that any Part of the Schedule referred to herein or any matter referred to in any part of the Schedule is not attached or set out at the time of execution of this Agreement, the Seller agrees to provide the Purchaser with copies thereof not less than five days prior to the date of the hearing to approve the transaction contemplated herein by the U.S.
                              Bankruptcy Court as contemplated by Clause
                              5.2.1;

     "Seller's Solicitors"    Means Akin, Gump, Strauss, Hauer & Feld
                              L.L.P. of 1700 Pacific Avenue, Dallas, Texas
                              75201, United States of America;

     "Shares" Means that number of shares or other ownership interest set out beside each of the Companies in column 1 of Part 1 of the Schedule;

     "Subsidiaries"           Means the subsidiaries of the Companies as
                              specified in Part 2 of the Schedule;

     "Taxes" Means all direct and indirect taxes and charges, social security fees, duties and other assessments (including but not limited to any income tax (whether actual or deemed), sales tax, use tax, transfer tax, transaction tax, investment tax, capital tax, real property tax, real estate gains tax, gift tax, value added tax, withholding tax, employment tax, asset holding tax or registration tax and deferred taxes) wherever arising, together with any interest, penalties, residual tax charges or addition to tax;

     "Trademark License       Means that certain trademark license
      Agreement"              agreement dated as of Completion between the
                              Purchaser and Pelikan Holding A.G. in
                              respect of the use of the "Pelikan"
                              trademark;

     "USD"                    Means United States Dollars; and

     "Warranties"             Means the representations, warranties and
                              undertakings contained in Part 3 of the
                              Schedule and "Warranty" means any of them.

     1.2       In this Agreement;

     1.2.1 The singular includes the plural and the masculine includes the feminine and vice versa;

     1.2.2 References to persons shall include bodies corporate, unincorporated associations and partnerships;

     1.2.3 References to recitals, clauses, the schedule and sub-divisions of the schedule are, unless the contrary intention appears, references to the recitals and clauses of and to the schedule and sub-divisions thereof to this Agreement;

     1.2.4 The headings and sub-headings of this Agreement are inserted for convenience only and shall not form part of the construction thereof; and

     1.2.5 Reference to a document "in the agreed form" shall be a reference to a document initialed by the Seller's Solicitors and the Purchaser's Solicitors for the purposes of identification only.

     1.3 Where a warranty is qualified by the expression "to the best of the Seller's knowledge," or words of like effect, such warranty shall be deemed, save where expressly stated otherwise, to mean or to be predicated upon only those specific facts of which any of Patrick Howard, Phillip Theodore, Richard Larsen and Ronald Baiocchi are actually aware after (i) due inquiry of the Seller's attorneys, auditors, tax advisors and registered agent(s) and (ii) review of their own respective files and records relating to the Group Companies. Further, any facts and information known to the directors of the Group Companies (other than Richard Larsen) shall not be imputed to Messrs. Howard, Theodore, Larsen or Baiocchi.

     1.4 Any legal term used in this agreement that has no absolute meaning in the relevant jurisdiction of any of the Group Companies shall be interpreted , to the extent possible, in order to give effect to the transfers of title contemplated by this Agreement.

     2.        SALE AND PURCHASE OF THE SHARES

     2.1 The Seller agrees to sell the Shares as the beneficial owner thereof and the Purchaser relying on the representations, warranties and undertakings set out or referred to herein agrees to purchase the Shares with effect from the Completion Date, free from all options, liens, charges and encumbrances and together with all rights, privileges and advantages attached or accruing thereto, all on the terms and subject to the conditions of this Agreement.

     3.        PURCHASE PRICE AND PAYMENT

     3.1 The purchase price for the Shares (the "Purchase Price") shall be USD 16,500,000, allocated as set out in Part 1(d) of the Schedule, which Purchase Price shall be apportioned among the Companies as set out in column 4 of Part 1 of the Schedule.

     3.2 The Purchase Price shall be paid as set forth on Part 1.1(e) of the Schedule. The Purchaser and the Seller agree that if title to Dongguan Pelikan Hardcopy Ltd. cannot be transferred at the Completion because the requisite governmental consents have not been obtained, then an additional amount equal to USD 660,000 shall be escrowed until such time as the consents are obtained. Upon receipt of such consents, the USD 660,000 in escrow shall be released to the Seller.

     3.3 The Purchaser shall fund the Escrow Amount on the Completion Date in accordance with the Escrow Agreements.

     4.        COMPLETION

     4.1 Completion shall, unless otherwise agreed in writing between the parties, take place on the day one Business Day after the day on which the last of the conditions specified in Clause 5 is satisfied at the offices of the Seller's Solicitors.

     4.2       At Completion:

     4.2.1 The Seller shall, in exchange for the payment of the Purchase Price in accordance with Part 1.1(e) of the Schedule, transfer the Shares and deliver to the Purchaser all the share certificates representing the Shares; provided, however, to the extent the requisite governmental consents to the transfer of the Seller's shares of Dongguan Pelikan Hardcopy Ltd. have not been obtained by Completion, then the Seller shall execute the documents necessary to transfer such shares and deposit them in escrow for release upon receipt of such consent and to the extent such transfers are incapable because consent to the transfer of such Shares by the appropriate governmental agency of China has not been received, then the Seller shall deliver a declaration that the ownership interest in Dongguan Pelikan Hardcopy Ltd. is being held by the Seller for the benefit of the Purchaser. Upon receipt of such consent, the documents shall be released to the Purchaser;

     4.2.2 The Seller and the Purchaser shall deliver to each other duly executed copies of the Ancillary Agreements;

     4.2.3 The Seller shall deliver to the Purchaser a Certificate of Seller, executed by the Seller's Chief Executive Officer, certifying that there have been no changes in the Schedule previously delivered by the Seller or identifying any changes that have occurred in reasonable detail;

     4.2.4 The Seller shall deliver to the Purchaser the shareholders register for the Companies;

     4.2.5 The Seller shall deliver conditional resignations, subject to the completion of the fiscal year 1999 statutory audits, in the agreed form from the existing auditors of each of the Group Companies;

     4.2.6 Except with respect to obligations arising between the Purchaser and the Seller under this Agreement or under any of the Ancillary Agreements, the Purchaser and the Group Companies shall release the Seller, Holding, each of their Affiliated Companies and all of such entities respective officers and directors from any and all liabilities or claims, of any kind which do exist or may have existed, in favor of the Seller or any of the Affiliated Companies, including the Group Companies;

     4.2.7 Except with respect to obligations arising between the Purchaser and the Seller under this Agreement or any of the Ancillary Agreements, the Seller shall release the Purchaser and each of the Group Companies and their respective officers and directors from any and all liabilities or claims in favor of the Seller; and

     4.2.8 The respective fees and expenses of Seller's professionals set forth on Part 1.1(e) of the Schedule shall be paid out of the Purchase Price to such parties by the Seller.

     5.        CONDITIONS PRECEDENT

     5.1 The obligations of the Seller to pursue the approval of the U.S Bankruptcy Court required by Clause 5.2.1 below shall be subject to the following having occurred within ten (10) days after the Seller has filed a motion with the U.S. Bankruptcy Court to approve this Agreement and the transactions contemplated hereby:

     5.1.1 The secured lenders of the Seller, Holding and the Group Companies shall have consented in writing and in form and substance satisfactory to the Seller's bankruptcy counsel to the transactions contemplated hereby and to releases required by 5.4.4 and the transaction contemplated by Clause 5.4.6; and

     5.1.2 The secured lenders of the Seller shall have agreed in writing to pay the fees and expenses of the Seller's professionals incurred in connection with this transaction in an amount not to exceed $700,000.00 if there is not completion and shall have provided such security therefor as Akin, Gump, Strauss, Hauer & Feld, L.L.P. shall have requested.

     5.1.3 The secured lenders shall have agreed to permit the Seller to retain USD 250,000.00 out of the Purchase Price to pay the cost of completing Fiscal Year 1999 U.S. GAAP audits of the Group Companies following Completion.

     5.2 The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions may (except for Clause 5.2.1) be waived at the discretion of the Seller:

     5.2.1 The approval of the U.S. Bankruptcy Court, which is considering the Chapter 11 bankruptcy procedures in the United States in relation to the Seller, to the transactions contemplated by this Agreement;

     5.2.2 The Seller having received satisfactory advice of counsel regarding any tax consequences resulting from the consummation of the transactions contemplated hereby confirming that there are no material adverse tax consequences to the Seller as a result of the transactions contemplated hereby;

     5.2.3 The Seller having received satisfactory advise of counsel that no additional material administrative liabilities will accrue to or material adverse consequences be suffered by the Bankruptcy Estate as a result of the transactions contemplated hereby; and

     5.2.4 Pelikan Holding A.G. shall have released all of its pre-petition claims asserted against the Bankruptcy Estate.

     5.3 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions may be waived at the discretion of the Purchaser:

     5.3.1 That no breach in respect of any of the Seller's representations, Warranties or covenants herein has occurred from the date hereof up to and including the Completion Date;

     5.3.2 That there has been no material adverse change in the financial or trading position of any of the Group Companies or any breach of any of the provisions of Clause 6; provided that the Purchaser acknowledges that there shall be no material adverse change for purposes of this Clause 5.3.2 by virtue of the fact that the Group Companies have continued to trade in a manner consistent with their current trading pattern;

     5.3.3 The Purchaser having completed funding arrangements satisfactorily with its prospective funders;

     5.3.4 The approval of the U.S. Bankruptcy Court, which is considering the Chapter 11 bankruptcy procedures in the United States in relation to the Seller, to the transactions contemplated by this Agreement, which such approval is not the subject of an appeal; provided that the Purchaser may elect to complete the transactions contemplated by this Agreement notwithstanding the existence of such an appeal; and

     5.3.5 The shares of N-K Holding Limited having been transferred out of the ownership of any of the Group Companies.

     5.4 The obligations of the Seller and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the following having occurred on or prior to the Completion Date, any of which conditions in favor of the other party may be waived at the discretion of the Seller or the Purchaser, as the case may be:

     5.4.1 Any governmental or regulatory consents of any jurisdiction required to give effect to this Agreement having been obtained;

     5.4.2 All intercompany debt owed by and between the Seller and/or Holding and each of the Group Companies having been released;

     5.4.3 There having been no failure to comply with the delivery requirements set forth in Clause 4 hereof;

     5.4.4 The Seller's and Holding's secured lending groups shall have expressly consented to the transactions contemplated hereby, agreed to accept the net proceeds of the sale contemplated herein in full and final satisfaction of all debt owed by any of the Group Companies or their Affiliate Companies to the secured lending groups and shall have released all liens on the Seller's Intellectual Property, all obligations (including debt repayment obligations) of the Group Companies to such secured lending group, all liens on assets of the Group Companies and all liens on the Shares. The Group Companies' secured lenders shall have released all guarantees given by the Seller and its domestic subsidiaries and all obligations (including debt repayment obligations) of the Group Companies for indebtedness of the Group Companies, all liens on all Intellectual Property of the Seller and its Affiliated Companies, all liens on the Shares and all other assets of the Group Companies;

     5.4.5 Any resignations of officers and directors of the Group Companies requested by the Purchaser having been executed and delivered to the Seller;

     5.4.6 The Seller's secured lending group shall have agreed to convert the full amount of the debt owed by Pelikan Scotland Ltd. into equity shall have agreed to sell such equity to the Purchaser at Completion for USD 1.00;

     5.4.7 The Purchaser shall have received the Trademark License Agreement from Pelikan Holding AG and the Seller shall have received an executed, amended trademark license agreement from Pelikan Holding AG;

     5.4.8 The Seller, Holding, the Group Companies and the Purchaser will have taken all steps necessary to effectuate the granting of mutual releases contemplated by Clauses 4.2.6 and 4.2.7 hereof; and

     5.4.9 The Seller and the Purchaser will have memorialized all of the Ancillary Agreements in written form mutually acceptable to Purchaser's Solicitors and Seller's Solicitors.

     5.5 The Seller shall use its reasonable endeavors to ensure that the conditions set out in Clauses 5.1, 5.2 and 5.4 are satisfied as at the Completion Date.

     5.6 The Purchaser shall use its reasonable endeavors to ensure that the conditions set out in Clauses 5.2.4, 5.3 and 5.4 are satisfied as at the Completion Date.

     5.7       In the event that the conditions set out in Clause 5.2 to
               5.4.9 (inclusive) above have not been fulfilled on or prior to 15 June 1999 or on such other date as the parties may agree, without prejudice to any other remedies available to either party, either party shall have the right to terminate this agreement forthwith in writing and neither party shall be entitled to any compensation of any kind, save as specified in Clause 8, from the other due to such termination.

     6.        CONDUCT OF BUSINESS

               In the period between execution of this agreement by the Seller and the Completion Date, the Seller will not, except as required by applicable law, authorize or direct without the prior written consent of the Purchaser:

     6.1 The making of any change in the authorized or issued share capital of the Group Companies or to the rights attached to Shares;

     6.2 The making of any change to the Memorandum and Articles of Association or equivalent constitutional documentation of any of the Group Companies;

     6.3 The granting of any option, right to acquire or other interest in shares or securities of any of the Group Companies;

     6.4 The making of any material change in the nature of the Business of any of the Group Companies;

     6.5 The disposal of any part of the business or of any asset of the Group Companies other than in the ordinary course of business;

     6.6 The making of any change to the Directors of any of the Group Companies; or

     6.7 The taking of any action which would give rise to a breach of the Warranties.

     7.        WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

     7.1 The Seller warrants, represents and undertakes to the Purchaser that at the date five (5) days before the day on which the relevant U.S. Bankruptcy Court holds a hearing to approve this Agreement, subject only to matters fairly disclosed in the Schedule or the Certificate referred to in Clause 4.2.3 each of the Warranties shall be true and correct and will continue to be so as of the Completion Date.

     7.2 Each party agrees to promptly advise the other as soon as it becomes aware of any fact of circumstances which would cause, in the case of the Seller, a Warranty to be untrue or, in the case of either party, prevent the satisfaction of any condition precedent.

     7.3 If, at any time prior to Completion, any matter contained in the Schedule or the Certificate delivered pursuant to Clause
               4.2.3 would (if it had not been so contained), in the reasonable opinion of the Purchaser, constitute a material breach of the Warranties, the Purchaser shall be entitled to terminate this Agreement by notice to the Seller and the parties shall have no further obligations to each other.

     8.        EXPENSE REIMBURSEMENT

     8.1 If the Seller sells the Shares or the assets and undertakings of the Group Companies to a third party, unless the sale is other than in connection with the Seller's bankruptcy, the Seller shall pay to the Purchaser an amount equal to the reasonable costs and expenses incurred by the Purchaser and its funders, including the advisors' costs and fees of the Purchaser and its funders, as determined by the U.S. Bankruptcy Court in an amount not to exceed USD1,250,000.00 ; unless the Purchaser fails to complete the transactions contemplated hereby because of the Purchaser's failure to satisfy a condition precedent or other breach of the Agreement by the Purchaser.

     9.        NON COMPETITION

     9.1 As part consideration of the Purchaser paying to the Seller the Purchase Price, the parties have agreed to enter into a non-competition agreement at Completion.

     10.       CONFIDENTIALITY

               The parties hereto undertake not to and shall procure that none of their respective Affiliated Companies shall disclose and shall make reasonable efforts to prevent the use or disclosure of any information, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the other or this Agreement, which information is not known to the general public, unless (i) required to do so by law or any stock exchange, (ii) required in furtherance of good faith efforts to obtain approval of the transactions contemplated by this Agreement from the U.S. Bankruptcy Court or (iii) unless such disclosure has been consented to by the other party hereto (acting reasonably).

     11.       ANNOUNCEMENTS

     11.1 Subject to Clause 11.2, neither party may, before Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it first has obtained the other party's written consent (not to be unreasonably withheld or delayed).

     11.2      Clause 11.1 does not apply to a public announcement,
               communication or circular     required by law if the party
               required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other party.

     12.       AMENDMENTS

               This Agreement may only be amended by an instrument in writing duly executed by the parties. no change, termination or modification or any of the provisions of this Agreement shall be binding on the parties, unless made in writing.

     13.       PARTIAL INVALIDITY

               If any provision of this Agreement or the Application thereof shall be declared or deemed void, invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and all such provisions of this Agreement shall be valid and in force to the fullest extent permitted by law.

     14.       NOTICES

               All notices, consents and other communications required or permitted under this Agreement shall be made in writing and be deemed to have been duly given by the parties if addressed and delivered personally, by registered mail or by courier or by telefax with copy by ordinary mail to the addresses and numbers set forth below or to such other addresses or numbers as may be given by written notice in accordance with this Clause.

          If to the Seller:        200 Beasley Drive
                                   Franklin, Tennessee  37179
                                   Attn: Phillip L. Theodore
                                   Fax: 615-791-6100

          If to the Purchaser:     151 St. Vincent St.
                                   Glasgow, Scotland
                                   Attn: G. McNally c/o Magnus Swanson
                                   Fax: 44-141-248-5819

     15.       FURTHER ASSURANCE

     15.1 Upon and after Completion each party shall execute all such other documents and do all such other acts and things or procure the execution of such other documents or the performance of all such other acts and things, as the other party shall reasonably require in order to perfect the right, title and interest of the Purchaser to the Companies and to perfect the transactions intended to be effected under or pursuant to this Agreement.

     15.2 The Seller shall provide or procure to be provided to the Purchaser all information in its possession or under their control or in the possession of control of any third party which the Purchaser shall from time to time reasonably require upon reasonable notice relating to the Group Companies and will give, or procure to be given, to the Purchaser, its Directors and agents such access (including the right to take copies) to such documents containing such information as the Purchaser may from time to time reasonably require upon reasonable notice.

     15.3 The Purchaser shall provide and procure to be provided to the Seller all information in its possession or under its control or in the possession of any third party which the Seller shall from time to time require upon reasonable notice relating to any law or order of any regulatory body, including but not limited to any tax audit, and will give, or procure to be given, to the Seller, its Directors and agents such access (including the right to take copies) to such documents containing such information as the Seller may from time to time reasonably require for such purpose upon reasonable notice.

     15.4 The parties recognize and acknowledge that certain Group Companies are incorporated in jurisdictions other than Scotland and particular local formalities may be required to effectively transfer ownership of the Group Companies to the Purchaser. Accordingly the parties agree to take all steps necessary or desirable to give effect to the intent and substance of this Agreement.

     16.       MEDIATION

               If a dispute arises under this Agreement and cannot be settled through negotiation, both parties hereto agree first to try in good faith to settle the dispute by mediation in New York, New York, U.S.A. before resorting to arbitration, litigation, or some other formal dispute resolution procedure. Any party wishing to submit any matter to mediation shall give the other party written notice not less than fourteen (14) days prior to making such submission. Both parties shall have the right to be represented by an attorney during the mediation. Any such dispute shall be submitted to a mediator selected by mutual agreement of the parties. If the parties cannot jointly agree on a mediator within thirty (30) days after written request for mediation is made by one party to the controversy, then each party shall appoint a neutral, certified mediator, each of whom shall then jointly appoint a neutral, certified mediator to serve as mediator in the matter. Unless the parties agree to an alternative arrangement, the mediator's fee and expenses shall be equally divided between the parties.

     17.       GOVERNING LAW

     17.1 This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and shall be deemed to be wholly performed with such State.

                         [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of this ____ day of __________, 1999.



                              NU-KOTE INTERNATIONAL, INC.,
                              a Delaware corporation



                              By: __________________________
                              Name: ________________________
                              Title: _______________________


                              PELIKAN HARDCOPY EUROPE LIMITED, a limited liability company incorporated in Scotland



                              By: _________________________
                              Name: G. McNally
                              Title:  Director


                                 SCHEDULE


                                  PART I
                                  ------


                 PELIKAN HARDCOPY EUROPE - LEGAL ENTITIES
                 ----------------------------------------


                           (1)         (2)          (3)           (4)
                                      Total
                          No. of    Issued and
                          Shares    Authorized   Seller's      Purchase
                          Issued      Share     Percentage       Price
                        To Seller    Capital     Ownership   Apportionment

Pelikan Productions AG                              100

Pelikan Scotland                                    100
Limited

Grief-Werke-GmbH                                    100

Pelikan Hardcopy Asia                               100
Pacific Limited

Dongguan Pelikan                                    85
Hardcopy Limited



                                  PART 2


                               SUBSIDIARIES
                               ------------


Caribonum Pension Trustees Limited

Pelikan Hardcopy Deutschland GmbH

Pelikan Nordic AB

Pelikan Hardcopy Austria Ges.MBH

Pelikan Hardcopy (International) AG


                                  PART 3


                                WARRANTIES
                                ----------


All Warranties shall expire and be of no further force or effect upon Completion unless the Purchaser can show the Seller had knowledge that a Warranty was untrue at the time of Completion and did not disclose such inaccuracy in accordance with Clause 4.2.3 of the Agreement. The term "knowledge" in the preceding sentence means the actual awareness of specific facts (or predicated on such specific facts) of any of Patrick Howard, Phillip Theodore, Richard Larsen and Ronald Baiocchi after (i) due inquiry of the Seller's attorneys, auditors, tax advisors and registered agent(s) and (ii) review of their own respective files and records relating to the Group Companies. Further, facts and information known to directors of the Group Companies (other than Richard Larsen) shall not be imputed to Messrs. Howard, Theodore, Larsen or Baiocchi.



1.        Existence and Corporate Authority
          ---------------------------------

1.1 Each Group Company is duly organized and validly existing under the laws of the country of its incorporation. The Seller has full corporate power and has taken all action necessary and have obtained all consents and approvals required to execute and deliver and to exercise their rights and at the Completion Date will be able to perform their obligations under this Agreement and each document to be executed at Completion.

2.        Title to the Shares
          -------------------

2.1 The Shares comprise the whole of each of the Company's allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

2.2 There are no outstanding subscriptions, options, warrants or similar rights relating to the Shares and no securities giving a right of conversion into, or any agreement or arrangement which accords to any person the right to acquire, Shares.

2.3 At Completion, the Seller will lawfully own and have good and marketable title to the Shares and the entire issued share capital of the Subsidiaries. At Completion the Shares will be free and clear of all liens, charges and encumbrances and there exists no agreement to create any encumbrance, charge or lien over any such Shares. Upon the delivery by the Seller of the Shares against payment of the Purchase Price, the Purchaser will acquire good and marketable title to the Shares free of any and all liens, charges and encumbrances.

3. The Seller makes each of the following Warranties to the best of its knowledge:

3.1 Each Group Company has all necessary licenses, permits and authorizations to carry on its business as now conducted and to own, lease and operate the assets and properties used and necessary to use in connection therewith, the Seller has no knowledge of any facts that would lead it to believe this Warranty is untrue.

3.2       Title to Property and Assets
          ----------------------------

          Each Group Company owns or has valid leases, licenses or rights in all properties and assets, tangible and intangible, necessary for it to carry on its business as presently conducted, and such properties and assets, tangible and intangible, are in good operating condition, ordinary wear and tear excepted, are properly maintained and serviced.

3.3.      Agreements
          ----------

          All material agreements are in full force and effect and are valid and enforceable and the text of such agreements accurately and completely reflect the contents of such agreements except for provisions implied by law. For the purposes hereof, a material agreement is one requiring the purchase or sale by a Group Company of goods or services with a value in excess of USD 2,000,000 in a one-year period or which requires more than 12 months notice to terminate.

3.4.      Environmental Matters
          ---------------------

          Each Group has obtained all requisite permits or licenses required by any relevant environmental laws for the business and for any other business that has been conducted by the relevant Group Company and do fully comply, and have fully complied, with the conditions of those permits or licenses.

          The Seller has not received any formal or informal notice or other communication from which it appears that any Group Company may be or has been in violation of any environmental law or permit or license.

3.5       Intellectual Property
          ---------------------

          All Intellectual Property which is used in, or are necessary for, the business of each Group Company are owned by or licensed to the Seller or the relevant Group Company and not subject to any liens or encumbrances other than liens of the Sellers secured lenders to be released at Completion.

3.6       Compliance with Law
          -------------------

          Each Group Company has in all material respects conducted its business at all times in accordance with and has complied with applicable laws relating to its operation and business and no circumstances have occurred which imply or could imply any limitation or restriction in the conduct of the present activities of any Group Company.

3.7       Employment Contract
          -------------------

          The Seller is not a party to any contract with any employee of a Group Company who earns in excess of $50,000 or the equivalent thereof on an annual basis.

3.8.      Litigation
          ----------

          There is no suit, administrative, arbitration or other legal proceedings (including, but not limited to tax proceedings) pending or threatened against any Group Company, its business, properties or assets or their Directors.

3.9.      Taxes
          -----

3.9.1 Each Group Company has properly filed with the appropriate tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Completion Date and such filings are true, correct and complete and all information required for a correct assessment of tax has been provided, and are not in default with payment of any Taxes due to any tax authority.

3.9.2 All Taxes for the period prior to the Completion Date have been fully paid or fully provided for in the audited accounts of each Group Company and all Taxes for periods after the date of such accounts have been fully paid or provided for.

3.10      Guarantees
          ----------

3.10.1 No guarantees or similar commitments which will not be released at Completion have been granted by any Group Company for obligations of the Seller or any of its Affiliated Companies.